Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers of

First Community Bankshares, Inc.

June 17, 2022

Pursuant to the Sarbanes-Oxley Act of 2002, and Rule 104 under Securities and Exchange Commission Regulation BTR, First Community Bankshares, Inc. (the “Company”) is hereby notifying you of upcoming temporary restrictions on your ability to engage in certain activities regarding Company equity securities.

As a result of updating the trading platform of First Community Bankshares, Inc. Employee Stock Ownership and Savings Plan (the “Plan”), there will be a blackout period for Plan participants scheduled to begin on July 14, 2022 and expected to conclude July 18, 2022 (the “Blackout Period”). During the Blackout Period, Plan participants will not be permitted to direct or diversify investments in their accounts.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, during the Blackout Period, all directors and executive officers of the Company are prohibited, with limited exceptions from purchasing, selling or otherwise acquiring, disposing or transferring any Company common stock (including exercising Company stock options) or any derivatives of Company common stock, regardless of whether the individual participates in the Plan.  As a director or executive officer of the Company, these prohibitions are not limited to those transactions involving your direct ownership but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact Sarah W. Harmon, Chief Administrative Officer, General Counsel, and Secretary at (276) 326-9000, or in writing at First Community Bank, P. O. Box 989, Bluefield, VA, 24605 before engaging in any transaction involving the Company’s equity securities during the Blackout Period.

For additional information or if you have any questions regarding the Blackout Period please contact Sarah W. Harmon, Chief Administrative Officer, General Counsel, and Secretary at (276) 326-9000, or in writing at P. O. Box 989, Bluefield, VA, 24605.